Exhibit 99.1

INFINITY PROPERTY AND CASUALTY CORPORATION

EXECUTES $100 MILLION ACCELERATED SHARE REPURCHASE

Birmingham, Alabama – September 7, 2007 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) today announced that it repurchased 2,554,932 shares of its outstanding common stock for an initial price of $100 million. The shares were purchased from an affiliate of Lehman Brothers Inc. under accelerated share repurchase (ASR) agreements, which provided Infinity with immediate delivery of the shares. Lehman Brothers is expected to purchase an equivalent number of shares in the open market over the next seven to nine months. The initial price of the accelerated share repurchases is subject to adjustment based on the volume weighted average price of the shares during this seven to nine month period less a discount. Other customary adjustments may also be made to reflect changes or events during this period. As previously disclosed by Infinity on August 2, 2007 in its second quarter earnings release, Infinity’s Board of Directors had authorized the repurchase of $100 million of shares of common stock, in addition to the pre-existing $100 million share repurchase program which expires on December 31, 2008 and which has approximately $63 million of capacity remaining. Under the terms of the ASR agreements, Infinity has agreed not to purchase any shares on the open market until Lehman Brothers has completed its purchases under the ASR agreements.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Contact:	Amy Starling AVP, Investor Relations (205) 803-8186